Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-140477 and 333-138534 on Form S-8 and No. 333-148756 on Form S-3 of our report dated May 24, 2012, relating to the consolidated financial statements and consolidated financial statement schedule of Premier Exhibitions, Inc. and Subsidiaries, appearing in this Annual Report on Form 10-K of Premier Exhibitions, Inc. for the year ended February 29, 2012.

/s/ Cherry, Bekaert & Holland L.L.P.

Atlanta, Georgia

May 24, 2012